EXHIBIT 11.1


                                        HARCOURT GENERAL, INC.


Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

(In thousands)                                             For the three months
                                                            ended January 31,
                                                              1995     1994


PRIMARY

1.  Weighted average number of common
          shares outstanding                                77,911   77,603

2.  Assumed conversion of Series A
          Cumulative Convertible Stock                       1,596    1,861

3.  Assumed exercise of certain stock
          options based on average
          market value                                         295      391

4.  Weighted average number of shares
          used in primary per share
          computations                                      79,802   79,855

FULLY DILUTED (A)

1.  Weighted average number of common
          shares outstanding                                77,911   77,603

2.  Assumed conversion of Series A
          Cumulative Convertible Stock                       1,596    1,861

3.  Assumed exercise of all dilutive
          options based on higher of
          average or closing market value                      295      398

4.  Weighted average number of shares
          used in fully diluted per share
          computations                                      79,802   79,862




(A)  This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph
     14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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